Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (February 28, 2017)…The National Security Group, Inc. (NASDAQ:NSEC) today reported a net loss for the fourth quarter of 2016 of $104,000 and net income for the year ended December 31, 2016 of $3,063,000. Unaudited consolidated financial results based on US Generally Accepted Accounting Principles (GAAP) for the three month and twelve month periods are summarized as follows:

Unaudited Consolidated Financial Summary	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
Gross premiums written	$14,801,000	$14,772,000	$67,424,000	$66,809,000
Net premiums written	$13,175,000	$12,866,000	$61,525,000	$60,389,000

Net premiums earned	$15,331,000	$14,772,000	$61,398,000	$59,462,000
Net investment income	867,000	910,000	3,892,000	3,462,000
Net realized investment gains (losses)	462,000	(14,000)	998,000	503,000
Other income	149,000	155,000	605,000	623,000
Total Revenues	16,809,000	15,823,000	66,893,000	64,050,000
Policyholder benefits and settlement expenses	10,856,000	8,281,000	38,847,000	34,148,000
Amortization of deferred policy acquisition costs	1,055,000	788,000	3,506,000	3,510,000
Commissions	1,581,000	1,722,000	7,894,000	7,952,000
General and administrative expenses	2,683,000	2,739,000	8,996,000	8,615,000
Taxes, licenses and fees	501,000	445,000	2,204,000	2,086,000
Interest expense	335,000	374,000	1,352,000	1,392,000
Total Benefits, Losses and Expenses	17,011,000	14,349,000	62,799,000	57,703,000
Income (Loss) Before Income Taxes	(202,000)	1,474,000	4,094,000	6,347,000
Income tax expense (benefit)	(98,000)	324,000	1,031,000	1,650,000
Net Income (Loss)	$(104,000)	$1,150,000	$3,063,000	$4,697,000
Income (Loss) Per Common Share	$(0.04)	$0.46	$1.22	$1.87

Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$(104,000)	$1,150,000	$3,063,000	$4,697,000
Income tax expense (benefit)	(98,000)	324,000	1,031,000	1,650,000
Realized investment (gains) losses, net	(462,000)	14,000	(998,000)	(503,000)
Pretax Income (Loss) From Operations	$(664,000)	$1,488,000	$3,096,000	$5,844,000

Management Commentary on Results of Operations

Three months ended December 31, 2016 compared to three months ended December 31, 2015:

Premium Revenue:
For the three months ended December 31, 2016, net premiums earned were up $559,000 at $15,331,000 compared to $14,772,000 for the same period in 2015; an increase of 3.8%. The primary reasons for the increase were a 15.3% reduction in catastrophe reinsurance premium ceded coupled with an increase in gross earned premium of 1.8%. The increase in gross earned premium was due to growth in P&C segment gross earned premium revenue of 1.9% during the fourth quarter of 2016 compared to the same period in 2015.

Net Income (Loss):
For the three months ended December 31, 2016, the Company had a net loss of $104,000, $0.04 per share, compared to net income of $1,150,000, $0.46 per share, for the same period in 2015, a decrease of $1,254,000. The primary factor contributing to the net loss during the fourth quarter of 2016 was P&C segment claims incurred from Hurricane Matthew which struck the Atlantic Coast impacting our policyholders in Georgia and South Carolina. Insured claims from Hurricane Matthew reduced fourth quarter earnings by $2,640,000.

Additional commentary on Hurricane Matthew:
On a gross basis (before reinsurance recoveries), the P&C segment reported claims from Hurricane Matthew totaled $8,444,000 at December 31, 2016. Net of reinsurance, Hurricane Matthew reduced fourth quarter pretax income by $4,000,000. Through December 31, 2016, we had 1,928 reported claims from Hurricane Matthew and at year end, 95% of reported claims had been settled. Our estimated cost per reported claim is approximately $4,400. Under our catastrophe reinsurance coverage, we retain 100% of losses up to $4,000,000 from a single event. After exceeding our retention, losses are 100% re-insured up to $72,500,000 under our catastrophe reinsurance program. Any additional reported losses from Hurricane Matthew are expected to be well within the limits of our catastrophe reinsurance coverage.

Pretax income (loss) from operations:
A primary non-GAAP financial measure used by management is pretax income (loss) from operations. This measure consists of net income (loss) before income taxes adjusted for realized investment gains and losses. This measure provides a means of comparing the results of our core operations without the impact of items that are more unpredictable and less consistent from year to year. A reconciliation of pretax income (loss) from operations is presented in the table above.

For the three months ended December 31, 2016, the Company had a pretax loss from operations of $664,000 compared to pretax income from operations of $1,488,000 for the three months ended December 31, 2015, a decrease of $2,152,000. The primary reason for the pretax loss from operations in the fourth quarter of 2016 compared to pretax income in the fourth quarter of 2015 was an increase in catastrophe related claims from Hurricane Matthew in the P&C segment. Hurricane Matthew added $4,000,000, net of reinsurance, to policyholder benefits and expenses.

P&C segment combined ratio:

A measure used to analyze property/casualty insurers underwriting performance is the GAAP based combined ratio. Maintaining a combined ratio below 100% indicates the Company is making an underwriting profit. For the three months ended December 31, 2016, the P&C segment had a combined ratio of 104.1%. As mentioned previously, the losses incurred from Hurricane Matthew negatively impacted fourth quarter results and added 28.5 percentage points to the combined ratio for the quarter; thus leading to a combined ratio greater than 100%. In comparison, the P&C segment ended the fourth quarter of 2015 with a combined ratio of 93.3% with catastrophe losses contributing 17.4 percentage points to the combined ratio. The most significant was an early October cat event in South Carolina which generated $1,575,000 in incurred catastrophe losses during the fourth quarter of 2015.

Twelve months ended December 31, 2016 compared to twelve months ended December 31, 2015:

Premium Revenue:
For the year ended December 31, 2016, net premiums earned were up $1,936,000 at $61,398,000 compared to $59,462,000 in 2015. The primary reasons for the increase were a 8.1% reduction in catastrophe reinsurance costs coupled with increases in gross earned premium. The increase in gross earned premium was due to growth in P&C segment premium revenue of 2.5% in 2016 compared to 2015.

Our primary focus over the last four years has been rate adequacy, capital growth and improved management of risk concentrations, particularly in our property and casualty segment. While this focus has been successful, these actions have led to rate increases in several states in which we operate and thus has reduced our growth rate. We are implementing plans to increase top line growth; however, implementation of these plans to increase written premium will be deliberate as we do not intend to sacrifice long term underwriting profitability.

Net Income:
For the year ended December 31, 2016, the Company had net income of $3,063,000, $1.22 per share, compared to net income of $4,697,000, $1.87 per share, for the same period in 2015, a decrease of $1,634,000. The primary reason for the decline in 2016 year to date earnings compared to 2015 was the adverse impact of losses incurred from Hurricane Matthew, which reduced full year earnings by $2,640,000.

Pretax income from operations:
For the year ended December 31, 2016, pretax income from operations was $3,096,000 compared to $5,844,000 for the year ended December 31, 2015, a decrease of $2,748,000. The primary reason for the decline in pretax income from operations in 2016 compared to pretax income from operations in 2015 was an increase in catastrophe related claims in the P&C segment from Hurricane Matthew. In addition to Hurricane Matthew, the P&C segment was impacted by numerous non-hurricane catastrophe events in 2016. In total, catastrophe losses, net of reinsurance recoveries, (including Hurricane Matthew) increased policyholder benefits and settlements expenses $4,617,000 in 2016.

P&C segment combined ratio:

For the year ended December 31, 2016, the P&C segment had a GAAP combined ratio of 94.6%. Hurricane Matthew reported claims (on a net basis) coupled with non-hurricane cat event reported claims totaled $9,742,000 and increased the P&C segment combined ratio 17.5 percentage points. In comparison, during 2015, the P&C segment had reported cat event claims totaling $5,373,000 which added 10 percentage points to the prior year combined ratio. The most significant cat event in 2015 was an early October event in South Carolina which generated $1,575,000 in incurred catastrophe losses.

As discussed above, management has made underwriting profitability a primary focus over the past four years and we have seen the success of this undertaking in our results. Not only did the Company end 2016 with an underwriting profit despite the negative impact of Hurricane Matthew in the P&C segment, 2016 was the fourth consecutive year the Company had a combined ratio below 100%. Efforts to continue improving processes, rate adequacy and ultimately underwriting profitability will continue to be a primary focus for management in the future.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	December 31, 2016	December 31, 2015
	(UNAUDITED)
Invested Assets	$113,156,000	$112,557,000
Cash	$7,368,000	$6,763,000
Total Assets	$148,579,000	$147,841,000
Policy Liabilities	$76,174,000	$77,043,000
Total Debt	$17,126,000	$17,957,000
Accumulated Other Comprehensive Income	$1,007,000	$525,000
Shareholders' Equity	$48,052,000	$44,883,000
Book Value Per Share	$19.09	$17.87

Invested Assets:
Invested assets as of December 31, 2016 were $113,156,000 up $599,000, or 0.5%, compared to $112,557,000 as of December 31, 2015. Although invested assets had a slight increase in 2016 compared to 2015, growth of invested assets was adversely impacted by increased claim payments associated with Hurricane Matthew in the fourth quarter of 2016.

Cash:
The Company, primarily through its insurance subsidiaries, had $7,368,000 in cash and cash equivalents at December 31, 2016, compared to $6,763,000 at December 31, 2015. Cash remained relatively stable, up 8.9%, in 2016 compared to the same period in 2015.

Total Assets:
Total assets as of December 31, 2016 were $148,579,000 compared to $147,841,000 at December 31, 2015. While total assets increased year over year, 2016 total assets were negatively impacted by increased fourth quarter loss payments associated with Hurricane Matthew.

Policy Liabilities:
Policy liabilities were $76,174,000 at December 31, 2016 compared to $77,043,000 at December 31, 2015; a decrease of $869,000 or 1.1%. The primary reason for the decrease in policy liabilities in 2016 compared to the same period last year was a $2,114,000 decline in property and casualty loss reserves. Property and casualty loss reserves were down 21.9% in 2016 compared to 2015 primarily due to a lower year end claims inventory. While the property and casualty subsidiary did incur more claims in the fourth quarter of 2016 due to Hurricane Matthew, over 95% of Matthew claims were settled by December 31, 2016.

Debt Outstanding:
Total debt at December 31, 2016 was $17,126,000 compared to $17,957,000 at December 31, 2015. Debt was reduced $831,000 during 2016 with the primary reason being the reduction of long term debt in our holding company. The reduction of debt continues to be a primary focus of management.

Shareholders' Equity:
Shareholders' equity as of December 31, 2016 was $48,052,000 up $3,169,000 compared to December 31, 2015 Shareholders' equity of $44,883,000. Book value per share was $19.09 at December 31, 2016, compared to $17.87 per share at December 31, 2015, an increase of $1.22. Despite the adverse impact of Hurricane Matthew, the Company had a 6.8% increase in book value per share and a 7.1% increase in Shareholders' Equity in 2016 compared to 2015. The primary factor contributing to the increase in Shareholders' equity was net income of $3,063,000. In addition, new shares issued under our director compensation plan totaled $76,000 in 2016. Furthermore, accumulated other comprehensive income increased $482,000. The increase in accumulated other comprehensive income was driven by increases in market values of available-for-sale investment securities. Offsetting the increases in Shareholders' equity were dividends paid of $452,000.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.